Exhibit (l)(4)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 10, 2023, with respect to the financial statements of the subaccounts that comprise Variable Annuity-1 Series Account of Empower Life & Annuity Insurance Company of New York, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.
/s/ KPMG LLP
Birmingham, Alabama
April 28, 2023